
<ARTICLE>                           5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                               0000832095
<NAME>                              KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                       6-MOS
<FISCAL-YEAR-END>                   Dec-31-2000
<PERIOD-END>                        Jun-30-2000
<CASH>                                2,689,229
<SECURITIES>                         40,086,317<F1>
<RECEIVABLES>                           190,333
<ALLOWANCES>                                  0
<INVENTORY>                                   0
<CURRENT-ASSETS>                        152,721<F2>
<PP&E>                                        0
<DEPRECIATION>                                0
<TOTAL-ASSETS>                       43,118,600
<CURRENT-LIABILITIES>                    11,136
<BONDS>                                       0
<PREFERRED-MANDATORY>                         0
<PREFERRED>                                   0
<COMMON>                             43,137,378<F3>
<OTHER-SE>                              (29,914)<F4>
<TOTAL-LIABILITY-AND-EQUITY>         43,118,600
<SALES>                                       0
<TOTAL-REVENUES>                      3,060,794<F5>
<CGS>                                         0
<TOTAL-COSTS>                                 0
<OTHER-EXPENSES>                        499,958<F6>
<LOSS-PROVISION>                              0
<INTEREST-EXPENSE>                            0
<INCOME-PRETAX>                       2,560,836
<INCOME-TAX>                                  0
<INCOME-CONTINUING>                   2,560,836
<DISCONTINUED>                                0
<EXTRAORDINARY>                               0
<CHANGES>                                     0
<NET-INCOME>                          2,560,836
<EPS-BASIC>                                   0<F7>
<EPS-DILUTED>                                 0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $33,203,556 and
    Mortgage-Backed  Securities ("MBS") of $6,882,761.
<F2>Includes  prepaid  acquisition  fees and expenses of $627,641 net of accumulated amortization of $518,157 and prepaid participation servicing fees of $207,536 net of accumulated amortization of $164,299.
<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($365,314) and Limited Partners equity of $43,502,692.
<F4>Unrealized loss on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $101,397 of amortization of prepaid fees and expenses.
<F7>Net  income  allocated  $76,825 to the General  Partners and  $2,484,011 to
    the Limited Partners. Average net income per Limited Partner interest is $.17 on 14,956,896 Limited Partner interests outstanding.

